Exhibit 10.33
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT, dated as of April 23, 2007, between REIS SERVICES LLC, a Delaware limited liability company with its principal office c/o Wellsford Real Properties, Inc., 535 Madison Avenue, New York, New York 10022 (the “Company”), and WILLIAM SANDER, residing at 114 Old Redding Road, Weston, Connecticut 06883 (the “Employee”).
Recitals
     A. The Employee is currently employed by Reis, Inc., a Delaware corporation (“Reis”), under an Employment Agreement, dated as of October 31, 2005 (as amended to the date hereof and hereafter amended from time to time, the “Original Agreement”).
     B. Wellsford Real Properties, Inc., a Maryland corporation and the sole owner of the limited liability company interests in the Company (“WRP”), the Company and Reis have entered into that certain Agreement and Plan of Merger, dated as of October 11, 2006 (as amended to the date hereof and hereafter amended from time to time, the “Merger Agreement”), pursuant to which, and subject to the terms and conditions thereof, Reis will merge (the “Merger”) with and into the Company and the Company will be the survivor in the Merger and will be a wholly owned subsidiary of WRP.
     C. The Company desires to employ the Employee and the Employee desires to be employed by the Company effective immediately following the Effective Time (as such term is defined in the Merger Agreement) (such effective date, the “Employment Date”).
     NOW, THEREFORE, the Company and the Employee, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:
     1. Retention as Employee; Duties. The Company hereby employs the Employee as the Chief Operating Officer of the Company for the Employment Period (as defined in Paragraph 8(a)) to perform, consistent with his title and subject to the direction of and reporting to the Chief Executive Officer and/or the President of the Company, all services, acts or things advisable to manage and conduct the day-to-day operations of the Company, and such other areas consistent with his title as the Chief Executive Officer and the President of the Company may request. Such services, acts and other things shall include, without limitation, (a) the day-to-day management of the Company’s data collection, quality control, economic research, sales and marketing, training, customer support, technology and Web development, product development and human resources and facilities, and (b) conducting such other activities that are necessary or appropriate to assist the Company in conducting its business as it relates to the foregoing. The Employee hereby accepts such employment and agrees to devote his full time, attention and energies to the performance of his duties hereunder; provided, however, that, subject to the terms of Paragraphs 4, 5 and 6, the Employee may (i) engage in charitable activities and community affairs, and (ii) manage his personal investments and affairs, in each case as long as such activities do not interfere with the performance of his duties and responsibilities under this Paragraph 1.

     2. Compensation. For all services rendered hereunder by the Employee, during the Employment Period the Company shall pay the Employee such amounts as set forth below.
          (a) The Company shall pay to the Employee compensation at an annual rate of $289,850 (the “Base Salary”) for full-time (40 hours a week minimum) work, payable in periodic installments in accordance with the Company’s regular payroll practices, as in effect from time to time. In addition, the Company in its sole and absolute discretion, may determine to increase the compensation for the Employee from time to time; however, nothing contained herein shall be deemed to make the Company obligated to make such discretionary increases.
          (b) The Company shall pay to the Employee an annual bonus of $145,000 for each 12-month period of the Employment Period (each, a “Bonus Period”), commencing on the Employment Date (each such annual bonus, the “Guaranteed Bonus”), which Guaranteed Bonus shall be paid within 30 days after the last day of each Bonus Period (net of applicable wage withholding), provided that the Employee shall not be entitled to the payment of any such Guaranteed Bonus unless he is employed by the Company as of the last day of such Bonus Period. The Company, in its sole and absolute discretion, may pay more than the maximum amount of any Guaranteed Bonus from time to time; however, nothing contained herein shall be deemed to make the Company obligated to make such discretionary payments or to pay more than the maximum amount in any subsequent bonus period.
          (c) The Company shall also pay to the Employee the following:
               (i) The Company shall pay to the Employee $157,500 on the Employment Date, provided that the Employee shall not be entitled to the payment of such monies unless he is employed by the Company as of the Employment Date. The Employee hereby acknowledges and agrees that such payment constitutes the payment to which he would have otherwise been entitled pursuant to Paragraph 2(d)(ii) of the Original Agreement and that such payment shall be made only pursuant to this clause (i).
               (ii) The Company shall pay to the Employee $157,500 on the sixth-month anniversary of the Employment Date (the “Sixth Month Stay Payment”), provided that either: (1) the Employee is employed by the Company as of the last day of such six-month period; or (2) his employment was terminated during such six-month period (A) by the Company without Cause (as defined in Paragraph 8(e)) pursuant to Paragraph 8(a)(ii), or (B) by the Employee for Good Reason (as defined in Paragraph 8(e)) pursuant to Paragraph 8(a)(iii). Notwithstanding the foregoing, if the Sixth Month Stay Payment is required to be paid under clause (2) above and the sixth-month anniversary of the Employment Date is not in calendar year 2007, then such payment shall be made as soon as practicable following the first date such payment can be made without incurring additional tax under § 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Employee hereby acknowledges and agrees that such payment constitutes the payment to which he would have otherwise been entitled pursuant to Paragraph 2(d)(iii) of the Original Agreement and that such payment shall be made only pursuant to this clause (ii).
          (d) Promptly following the Employment Date, WRP shall establish an executive incentive plan, which shall, among other things, provide bonuses to senior executive employees of the Company (“Executive Incentive Plan”). The Employee shall be eligible during the Employment Period to be considered for participation in (i) the Executive Incentive Plan in accordance with the terms thereof, and (ii) any other incentive compensation methods or programs established by the Compensation Committee of the Board of Directors of WRP (the “WRP Board”) and offered generally to senior executives of the Company; however, nothing herein shall be deemed to make WRP or the Company obligated to pay or grant to the Employee any such bonus or other compensation.
          (e) On the Employment Date, the Employee shall be granted by WRP under one or more of the management incentive plans of WRP providing for the grant of stock options, an option or options to purchase an aggregate of 150,000 (subject to adjustment of any stock split, reverse stock split or change in capitalization) shares of common stock, par value $0.02, of WRP (a “WRP Share”) at an exercise price per share equal to the fair market value of a WRP Share as of the date of grant (as determined pursuant to the terms of such incentive plan or plans), which option or options shall (i) vest in five equal annual installments from the date of grant, (ii) provide that in the event that the employment of the Employee is terminated (1) due to death or total disability, such option or options shall be exercisable by the Employee (or his estate, as the case may be) as set forth in the applicable incentive plan or plans, (2) for any reason other than death, total disability or for Cause (as defined in Paragraph 8(e)), such option or options shall be exercisable by the Employee for 90 days following such date of termination to the extent vested as of such date of termination, provided, however, that in no event shall such option or options be exercisable pursuant to this clause (2) following the expiration of the term of such option or options, and (iii) immediately vest (to the extent not already then vested) upon a Change of Control (as defined in Paragraph 8(e)), and shall otherwise be on such terms as set forth in the grant letter and such incentive plan or plans.
          (f) In consideration of the Company’s offer to the Employee to enter into this Agreement, the Employee hereby waives any right to receive a Severance Payment pursuant to Section 8(c) of the Original Agreement.
     3. Benefits.
          (a) The Employee shall be entitled to (i) any paid time off in accordance with the relevant Paid Time Off Policy of the Company in effect from time to time, to be taken at the mutual convenience of the Employee and the Company, (ii) paid holidays and floater holidays in accordance with the regular policies and procedures of the Company and (iii) additional time off in the discretion of the Chief Executive Officer and/or the President of the Company.
          (b) The Employee shall receive benefits, if any, as may be established from time to time for senior executives of the Company including but not limited to medical (including family coverage), dental, vision, life insurance, long term and short term disability, flexible spending accounts and 401(k) plan, subject to all the terms of the employee benefit plans applicable to any such benefits.
          (c) The Company shall reimburse the Employee for all reasonable out-of-pocket expenses, including, without limitation, travel and entertainment, cell phone and calling card, incurred by the Employee in the performance of his duties hereunder, against delivery to the Company of substantiation thereof, including written receipts therefor, in accordance with the Company’s policies and procedures. Any reimbursements payable pursuant hereto shall be paid by the Company within 30 days following receipt by the Company of such substantiation referred to therein.
          (d) The Employee shall be liable for any income or other taxes payable in connection with any and all benefits or payments pursuant to clause (b) and (c) above.
     4. Covenant Not to Compete.
          (a) The Employee acknowledges that (i) if the Employee should engage in any Competitive Business (as hereinafter defined) during the period of his employment and 12 months thereafter, the Company will suffer substantial harm and damage which would likely be difficult to fully quantify, including but not limited to the Employee’s intentional or inadvertent disclosure or use of the Confidential Information (as hereinafter defined), and (ii) the provisions of this Paragraph 4 are reasonable and necessary for the protection of the Company.
          (b) During his term of employment with the Company and for a period ending 12 months after the Employee ceases employment for any reason, the Employee, without prior written consent of the Company, shall not in the United States, directly or indirectly: (i) enter into the employ of or render any services to any person, firm, corporation or other entity engaged in any Competitive Business; (ii) engage in any Competitive Business for his own account; or (iii) become associated with or own an interest in any Competitive Business as an individual, partner, shareholder, member, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; provided that so long as the Employee is not otherwise in breach hereof, following his termination of employment, the Employee’s entering into the employ of or rendering any services to an entity that engages in a Competitive Business that generated less than 20% of such entity’s aggregate annual gross revenues from such Competitive Business (calculated as an average of the three most recently completed fiscal years of such entity immediately prior to the Employee’s commencement of employment by or rendering services to such entity) shall not, in and of itself, be deemed a breach hereof so long as the Employee is not rendering any services with respect to and has no direct or indirect involvement with such Competitive Business. For purposes of this Agreement, “Competitive Business” means (1) the business of developing data, analysis or forecasts pertaining to the construction, absorption, occupancy, rents, sales prices, automated valuation, or automated credit risk analysis for commercial office, industrial, retail, multi-family, or other properties including, without limitation, hotel properties (if the Company provides such data, analysis or forecasts for such other properties) in real estate markets within the United States as to which the Company provides such data, analysis or forecasts to its customers, and (2) each other business in which the Company is engaged during the Employee’s period of employment in those markets within the United States in which the Company conducts such business. For informational purposes only and not for the purpose of construing or restricting the scope of the term “Competitive Business,” the parties hereto hereby agree that the following companies and/or their respective affiliates are currently engaged in a Competitive Business: Capmark Financial Group Inc., CoStar Group Inc., LoopNet, Inc., Moody’s KMV, Property & Portfolio Research, Inc., Real Capital Analytics Inc., and Torto Wheaton Research.

          (c) During his term of employment with the Company and for a period ending 18 months after the Employee ceases employment for any reason, the Employee, without the prior written consent of the Company, shall not directly or indirectly (i) solicit, employ or retain any person who was employed or retained by the Company or WRP while the Employee was employed by the Company, (ii) interfere with or endeavor to entice away from the Company or WRP any Customer (as hereinafter defined) of the Company or WRP, or (iii) solicit any Customer to provide such Customer with any services relating to data, analysis or forecasts pertaining to the construction, absorption, occupancy, rents, automated valuation or automated credit risk analysis for United States commercial office, industrial, retail, multi-family or other properties including, without limitation, hotel properties (if the Company provides such data, analysis or forecasts for such other properties) in real estate markets within the United States as to which the Company provides such data, analysis or forecasts to its customers. For purposes of this Agreement, “Customer” means any person, firm, corporation or other entity to whom the Employee was introduced by the Company or to whom the Employee provided services in the course of the Employee’s employment with the Company.
          (d) Mere passive ownership of stock representing 2% or less of the capital stock of a publicly held company shall not be deemed a breach of this Paragraph 4.
          (e) If any provision of this Paragraph 4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area, or all of them, and such provision or provisions shall then be applicable in such modified form.
     5. Confidentiality.
          (a) The Employee acknowledges and agrees that: (i) as a result of his employment by the Company, the Employee has obtained and will obtain proprietary, trade secret and confidential information concerning the business of the Company including, without limitation, such information regarding real estate supply, demand and rent forecast models, income producing real estate portfolio valuation models and software applications and other discoveries, ideas, concepts, software, plans, techniques, models, data, or documentation relating to strategic and business plans; product pricing information and analyses; profit margins; research and development activities, investments and plans; product positioning and related strategies; customer identities and customer-related information; new product plans; marketing techniques and materials, marketing and development plans, target markets; expansion plans and strategies; price lists, cost and pricing policies; and financial information and forecasts (collectively, “Confidential Information”); (ii) the Company will suffer substantial harm and damage which would likely be difficult to fully quantify if the Employee breaches any of the terms, provisions and conditions of this Paragraph 5; and (iii) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.
          (b) The Employee agrees that he will not at any time, either during the term of the Agreement or thereafter, divulge to any person, firm, corporation or any other entity or otherwise make use of any Confidential Information obtained or learned by him during the course of his employment with the Company, or prior to the commencement hereof, with regard to the operational, financial, business or other affairs of the Company, its officers and directors except (i) in the course of performing his duties hereunder, (ii) with the Company’s express written consent, (iii) to the extent that any such information is in the public domain other than as a result, directly or indirectly, of the Employee’s breach of any of his obligations hereunder or of any other duty to the Company, or (iv) where required to be disclosed by court order, subpoena or other government process. In the event that the Employee shall be required to make a disclosure pursuant to the provisions of clause (iv) above, the Employee promptly, but in no event more than 48 hours after learning of such subpoena, court order or government process nor less than 24 hours prior to the return date for any such subpoena, court order or other government process, shall notify (by personal delivery or by telecopy, confirmed by mail) the Company and, at the Company’s expense, the Employee shall (1) take all necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or government process, and (2) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.
          (c) Upon the cessation of his employment with the Company for any reason, or at any time the Company may so request, the Employee will promptly deliver to the Company all data, memoranda, notes, record, reports, manuals, drawing, blueprints, computer code and other documents and all computer software, hardware and discs and any other memory storage facility (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control, other than information relating to his own compensation and employee benefits.
     6. Proprietary Rights.
          (a) For purposes of this Agreement, “Works” shall mean intellectual property and proprietary rights, including without limitation, ideas, designs, concepts, techniques, inventions, discoveries and works of authorship, whether or not patentable or protectible by copyright or as a mask work, and whether or not reduced to practice, including, without limitation, devices, processes, trade secrets, formulas, techniques, compositions of matter, computer software programs, mask works and methods, together with any improvements thereon or thereto, derivative works made therefrom and know how related thereto.
          (b) The Employee hereby agrees that all Works made, conceived, developed or reduced to practice, in whole or in part, solely by the Employee or jointly with others, either during or after his term of employment with the Company, if such Works are (i) made through the use of any of the Confidential Information or any of Company’s equipment, facilities, supplies or time, or (ii) result from any work performed by the Employee for the Company, or (iii) relate to the Company ‘s present or prospective business and/or activities, or (iv) the Company ‘s actual or demonstrably anticipated research and development during such term of engagement, shall belong exclusively to the Company and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression. Without limiting the foregoing, the Employee agrees that all such Works shall be deemed to be “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Company shall be deemed the author and owner thereof, provided that in the event and to the extent such Works are determined not to constitute “works made for hire” as a matter of law, the Employee hereby irrevocably assigns and transfers to the Company the entire right, title and interest, domestic and foreign, of the Employee in and to such Works. The Company shall have the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. The Employee agrees to give the Company, and any person designated by the Company, any assistance the Company deems necessary or appropriate to perfect the rights defined in this Paragraph 6.
          (c) The Employee will promptly disclose in writing (which may be by e-mail) to the President, the Chief Executive Officer or the Executive Vice President of the Company or its designee, every Work made, conceived, developed or reduced to practice, in whole or in part, solely by the Employee or jointly with others, in connection with the business of the Company either (i) during the term of his employment with the Company, whether or not the Employee believes the Work to have been made, conceived, developed or reduced to practice within the course and scope of his employment, or (ii) after the termination of employment, if such Work is made through the use of Confidential Information or any of the Company ‘s equipment, facilities, supplies or time, or results from any work performed by the Employee for the Company.
          (d) The Employee agrees to (i) keep and maintain adequate and current records (in the form of notes, drawings, software, object code, source code, manuals, plans, research, specifications, designs, documentation, data, processes, procedures, discoveries, models or in other appropriate forms) of all Works, which records shall be available at all times to the Company and shall remain the sole property of the Company; and (ii) assist the Company, both during and subsequent to his employment with the Company, in obtaining and enforcing for the Company ‘s own benefit patents, copyrights, mask work rights, trade secret rights and other legal protections in any and all countries for any and all Works made by the Employee (in whole or in part), the rights to which belong to or have been assigned to the Company pursuant to this Agreement. Upon request, the Employee will execute all applications, assignments, instruments and papers and perform all acts that the Company or its counsel may deem necessary or desirable to obtain or enforce any and all such patents, copyrights, mask work rights, trade secret rights and other legal protections in such Works and otherwise to protect the interests of the Company therein. The Company agrees to bear all expenses which it causes to be incurred by the Employee in assigning, obtaining, maintaining and enforcing said patents, copyrights, trade secret rights, mask work rights and other legal protections in accordance with this Agreement.
          (e) The Employee understands that utilization of the Works is in the sole discretion of the Company, and that the Company is not obligated to develop, market or otherwise use any device or product.
     7. Breach of Certain Provision.
          (a) If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of Paragraph 4, 5 or 6, the Company shall have the right and remedy: (i) to have the provisions of this Agreement specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such provisions, it being acknowledged and agreed by the Employee that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; (ii) to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Paragraphs 4, 5 or 6 and the Employee hereby agrees to account for and pay over such Benefits to the Company; and (iii) to immediately terminate this Agreement for Cause pursuant to Paragraph 8(a).
          (b) Each of the rights and remedies enumerated in this Paragraph 7 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.
     8. Term and Termination.
          (a) The term of this Agreement shall be for the period commencing on the Employment Date and terminating on the third anniversary thereof (such period, the “Employment Period”). Notwithstanding the foregoing, Employee’s employment with the Company shall automatically terminate upon the death of the Employee and may be terminated at any time (i) by the Company, without prior notice, for Cause (as hereinafter defined), (ii) by the Company, upon not less than 10 days prior written notice, without Cause, and (iii) by the Employee for Good Reason (as hereinafter defined). In the event that the Merger Agreement is terminated for any reason whatsoever, this Agreement shall be void ab initio, and the Employee hereby acknowledges and agrees that nothing in this Agreement shall be deemed to obligate the Company, WRP or Reis to consummate the Merger pursuant to the Merger Agreement or otherwise.
          (b) Termination of employment by the Company for Cause pursuant to Paragraph 8(a)(i) shall be effective on the date of delivery of written notice of termination, which notice shall set forth the basis for such termination, and as of such effective date, the Employee shall no longer be entitled to any Base Salary, bonus or any other benefits hereunder, provided that the Company shall pay the Employee (1) any Base Salary accrued through such effective date of termination, (2) any benefits owed pursuant to the terms of any employee benefit plans in which the Employee is a participant at such effective date, and (3) any out-of-pocket expenses for which the Employee is entitled to be reimbursed pursuant to Paragraph 3(d) as of such effective date (such amounts pursuant to clauses (1)-(3) collectively, the “Accrued Amounts”).
          (c) Termination of employment upon the death of the Employee shall be effective on the date of death, and as of such effective date, the Employee shall no longer be entitled to any Base Salary, bonus or any other benefits hereunder, provided that the Company shall pay the Employee (1) any Accrued Amounts, (2) any Guaranteed Bonus which was payable to the Employee on or prior to the date of death, and (3) the Six Month Stay Payment if payable to the Employee on or prior to the date of death.
          (d) Termination of employment (i) by the Company without Cause pursuant to Paragraph 8(a)(ii) shall be effective as of the date set forth in the written notice thereof, and (ii) by the Employee for Good Reason pursuant to Paragraph 8(a)(iii) shall be effective following the failure of the Company to remedy within 30 days the breach specified in the written notice thereof. In the event that the employment of the Employee is terminated (y) by the Company without Cause or (z) by the Employee for Good Reason, then the Company shall pay to the Employee (A) any Accrued Amounts, the Sixth Month Stay Payment (if unpaid) and any unpaid bonuses payable to the Employee under this Agreement as of the effective date of termination, and (B) as severance the following amount (such amount payable pursuant to clause (1) or (2) below, the “Severance Amount”):
               (1) in the event that employment is so terminated within the one -year period following a Change of Control (as hereinafter defined), an amount equal to (I) two times the Base Salary as of the effective date of termination, plus (II) a pro rata portion (based on the number of days that the Employee was employed by the Company during the Bonus Period in which employment is terminated) of the Guaranteed Bonus for such Bonus Period; and
               (2) in the event that employment is so terminated other than within the one-year period following a Change of Control, an amount equal to (I) the greater of (a) the Base Salary as of the effective date of termination and (b) the aggregate amount of Base Salary payable for each year (or portion thereof) remaining to be paid through the third anniversary of the Employment Date, plus (II) a pro rata portion (based on the number of days that the Employee was employed by the Company during the Bonus Period in which employment is terminated) of the Guaranteed Bonus for such Bonus Period.
The Severance Payment shall be paid to the Employee as soon as practicable following the first date such payment can be made without incurring additional tax under § 409A of the Code, conditioned upon his execution and delivery within 21 days following the Company’s delivery to the Employee for signature of a release (in form and substance satisfactory to the Company) of any claims he may have against the Company and WRP. The Severance Payment pursuant hereto (together with payment of any Accrued Amounts, the Sixth Month Stay Payment, and any unpaid bonuses payable to the Employee under this Agreement as of the effective date of termination), shall constitute full and complete payment of any obligation of the Company and WRP to the Employee.
          (e) For purposes of this Agreement:
               (i) “Cause” shall mean a good faith determination by the President or Chief Executive Officer of the Company that the Employee has (1) continually failed to perform his duties under this Agreement for a period of 30 days for reasons other than illness or incapacity, provided that the Company gives written notice setting forth with particularity such failure; (2) committed an act of fraud upon the Company or WRP or breached his duty of loyalty to the Company; (3) been convicted of or pleaded guilty or nolo contendre to any felony charge; (4) been convicted of or pleaded guilty or nolo contendre to any misdemeanor charge involving theft, fraud or other financial impropriety; (5) misappropriated any funds, property or rights of the Company or WRP; (6) breached any obligation created by Paragraphs 4, 5 or 6 of this Agreement; (7) violated any policy of the Company and failed to cure such violation, if curable, within 30 days after written notice from the Company setting forth with particularity such violation; or (8) subject to applicable law, failed, because of illness or incapacity, to render the services contemplated by this Agreement for 120 days in any 365-day period.

               (ii) “Change of Control” shall mean the occurrence of any of the following after the Employment Date, whether directly or indirectly, voluntarily or involuntarily, whether as part of a single transaction or a series of transactions: (A) during any period of 12 consecutive months or less, individuals who at the beginning of such period constitute the WRP Board cease, for any reason, to constitute at least a majority of the WRP Board, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote of such directors or by the approval of the WRP proxy statement in which each such individual is named as a nominee for a director without written objection to such nomination by such directors); provided, however, that no individual initially elected or nominated as a director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the WRP Board shall be deemed to be approved (solely for purposes of this clause (ii)); or (B) the sale, transfer or other disposition of all or substantially all of the assets of either WRP or the Company (other than to a wholly owned direct or indirect subsidiary of either WRP or the Company or a benefit plan of either of them); or (C) any person or entity or group of affiliated persons or entities (other than Lloyd Lynford, Jonathan Garfield, the Employee or a group including any of them) acquiring beneficial ownership (as that term is used in Rules 13d-3, 13d-5 or 16a-1 under the Securities Exchange Act of 1934, as amended, whether or not applicable) of 30% or more of the shares of capital stock or other equity of either WRP or the Company, having by the terms thereof voting power to elect the members of the WRP Board (in the case of WRP only), or, convertible into shares of such capital stock or other equity of either WRP or the Company (collectively, “Voting Shares”), as the case may be; or (D) the stockholders of WRP or members of the Company adopting a plan of liquidation providing for the distribution of all or substantially all of either WRP’s or the Company’s assets or approving the dissolution of either WRP or the Company; or (E) the merger, consolidation, or reorganization of either WRP or the Company or any similar transaction which results in (1) the beneficial owners of the Voting Shares of either WRP or the Company immediately prior to such merger, consolidation, reorganization or transaction beneficially owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity representing 50% or less of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board or directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity or (2) any person or entity or group of affiliated persons or entities (other than Lloyd Lynford, Jonathan Garfield, the Employee or a group including any of them) owning, after giving effect to such merger, consolidation, reorganization or transaction, interests or securities of the surviving or resulting entity, acquiring beneficial ownership of 30% or more of the shares of capital stock or other equity of the surviving or resulting entity having by the terms thereof voting power to elect the members of the board of directors (or equivalent thereof) or convertible into shares of such capital stock or other equity of such entity.
               (iii) “Good Reason” shall mean (1) a material diminution in the Employee’s duties or responsibilities or the material demotion of the Employee, (2) a material breach by the Company of its obligations hereunder and the failure of the Company to remedy such breach within 30 days following delivery of written notice to the Company setting forth with particularity such breach (which notice shall specify that such notice is being delivered for purposes of Paragraph 8(a)), or (3) the Employee’s being required to report to an office to work on a regular basis at a location outside of a 30-mile radius from 530 Fifth Avenue, New York, NY 10036.
     9. Miscellaneous.
          (a) This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or United States Federal Court located in New York County over any action or proceeding arising out of this Agreement or the employment relationship between them, and each party hereby irrevocably agrees that all claims in respect of such action or proceeding may be held and determined in such New York State or Federal Court. Each party hereto hereby waives any right to a jury trial in any civil action in which they are adverse parties and which arises from the employment relationship between them including, without limitation, any actions asserting statutory claims, common law tort claims, or breach of contract claims (including, without limitation, claims arising out of or related in any way to this Agreement). Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each party hereby further waives, to the fullest extent permitted by law, any objection he or it may nor or hereafter have to the laying of venue in New York County and any objection to any action or proceeding in New York County on the basis of an inconvenient forum.
          (b) The Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the restrictive covenants set forth in Paragraphs 4 and 5 are reasonable in geographical and temporal scope and in all other respects. If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope, the parties agree that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby to the maximum extent enforceable by law. Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.
          (c) This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and is intended to supersede all prior negotiations, understandings and agreements. The parties hereto hereby agree that, as of the Employment Date and concurrently with the effectiveness of this Agreement, the Original Agreement shall be terminated and of no further force and effect for the period of employment from and after the Employment Date. No provision of this Agreement may be waived or amended, except by a writing signed by the parties hereto.
          (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and together which shall constitute one and the same instrument.

          (e) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns and personal representatives. The parties hereto acknowledge and agree that (i) WRP shall be a third party beneficiary of those provisions in this Agreement to the extent set forth in this Agreement and entitled to enforce such provisions, and (ii) Reis shall be a third party beneficiary of Sections 2(c) and (f) and 9(c) of this Agreement and entitled to enforce the provisions thereof.
          (f) Any and all notices or other communications hereunder shall be sufficiently given if sent by hand, overnight courier or by certified mail, return receipt requested, postage prepaid, addressed to the party to receive the same at its or his address set forth on page 1 hereof, or to such other address as the party to receive the same shall have specified by written notice given in a manner provided for in this Paragraph 9(f). Such notices or other communications shall be deemed to have been given upon receipt if given by hand or by overnight courier and three days after the date deposited in the mail.
          (g) In the event that either party hereto obtains a non-appealable judgment against the other party in a litigation with respect to this Agreement, such party obtaining the judgment shall be entitled to recover from the other party reasonable attorneys’ fees and expenses incurred in connection therewith, and such other party hereby agrees to pay such fees and expenses.
          (h) The Company hereby agrees to reimburse the Employee for reasonable attorneys’ and expense incurred by the Employee in connection with the negotiation, execution and delivery of this Agreement following receipt by the Company of substantiation thereof; provided that the amount payable by the Company hereunder shall not exceed $5,000.
          (i) It is intended that this Agreement comply with § 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is otherwise subject thereto, and the Agreement shall be interpreted consistent therewith.
[Remainder of This Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

REIS SERVICES LLC
By:	/s/ Mark P. Cantaluppi
	Name:	Mark P. Cantaluppi
	Title:	Vice President and Chief Financial Officer

/s/ William Sander William Sander
Acknowledged and Agreed as of
the date first above written with
respect to Paragraphs 2(d) and (e) only

WELLSFORD REAL PROPERTIES, INC.

By:	/s/ Mark P. Cantaluppi
Name: Mark P. Cantaluppi
Title: Vice President, Chief Financial Officer
[Signature Page to Employment Agreement between
Reis Services LLC and William Sander]